Exhibit 99.(n)(1)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in the Statement of Additional Information constituting part of this Post-Effective Amendment No. 6 to the Registration Statement on Form N-6 of our report dated April 8, 2014 relating to the statutory basis financial statements of the National Life Insurance Company, which appears in such Statement of Additional Information. We also hereby consent to the use of our report dated February 24, 2014 relating to the consolidated financial statements of NLV Financial Corporation and our report dated April 8, 2014 relating to the financial statements of the National Variable Life Insurance Account, both of which appear in such Statement of Additional Information.  We also consent to the reference to us under the heading “Experts” in such Statement of Additional Information.

/s/ Pricewaterhousecoopers LLP
Boston, Massachusetts
May 1, 2014